Exhibit 5.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

January 18, 2022

FS KKR Capital Corp.

201 Rouse Boulevard

Philadelphia, PA 19112

Re: Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to FS KKR Capital Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2, filed on October 4, 2021 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”) and the final prospectus supplement, dated January 10, 2022 (including the base prospectus filed therewith, the “Prospectus Supplement”), filed with the Commission on January 12, 2022 pursuant to Rule 424(b)(2) under the Securities Act, relating to the proposed issuance by the Company of $500,000,000 aggregate principal amount of its 3.250% notes due 2027 (the “Notes”), to be sold to the underwriters pursuant to an underwriting agreement substantially in the form filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 13, 2022 (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Notes.

The Notes are to be issued pursuant to the indenture dated as of July 14, 2014 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of July 14, 2014, by the second supplemental indenture dated as of December 3, 2014, by the third supplemental indenture dated as of April 30, 2015, by the fourth supplemental indenture dated as of July 15, 2019, by the fifth supplemental indenture dated as of November 20, 2019, by the sixth supplemental indenture dated as of April 30, 2020, by the seventh supplemental indenture dated as of December 10, 2020, by the eighth supplemental indenture dated as of June 17, 2021, by the ninth supplemental indenture dated as of October 12, 2021, by the tenth supplemental indenture dated as of October 12, 2021, and by the eleventh supplemental indenture dated as of January 18, 2022 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

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In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Underwriting Agreement;

(iv)	the Indenture;

(v)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture;

(vi)	the Second Articles of Amendment and Restatement of the Company, as amended;

(vii)	the Third Amended and Restated Bylaws of the Company;

(viii)	a certificate of good standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland as of a recent date; and

(ix)	the resolutions of the board of directors of the Company, relating to, among other things, the authorization and issuance of the Notes.

As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to such documents.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The Indenture constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.

When duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the underwriter against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the Notes:

(i)	the Company is duly incorporated and validly existing in good standing under the laws of the State of Maryland;

(ii)	the Indenture and the Notes have been duly authorized, executed and delivered by each party thereto (other than the Company);

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(iii)	the final terms of the Notes have been duly established and approved by all necessary corporate action on the part of the Company;

(iv)	the terms of the Notes as established comply with the requirements of the Investment Company Act of 1940, as amended; and

(v)	the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof.

The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (iv) requirements that a claim with respect to any debt securities denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed herein are limited to the laws of the State of New York.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on January 18, 2022 and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP